Exhibit 11.1


                              DYNAMOTION/ATI CORP.


             Net Loss Per Common Share (Primary and Fully Dilutive)
                        (in 000's, except share amounts)



                                                                      December 31                         September 30,
                                                       ---------------------------------------   -----------------------------
                                                          1993          1994          1995           1995             1996
                                                       ----------    -----------   -----------   -------------    ------------
                                                                                                  (unaudited)     (unaudited)
Earnings available for common shares and common
   stock equivalent shares deemed
   to have a dilutive effect
   (Loss) from continuing operations                    $    (861)      $   (310)   $   (7,158)       $ (6,309)      $  (2,183)
   Provision for dividend on preferred stock                 (278)          (510)         (488)           (366)           (136)
                                                       ----------    -----------   -----------   -------------    ------------
   Net (loss) from continuing operations                   (1,139)          (820)       (7,646)         (6,675)         (2,319)
   Discontinued operations                                   (445)        (2,770)         (170)            (50)             --
                                                       ----------    -----------   -----------   -------------    ------------
   Net (loss) available for common shares and
        common stock equivalent shares deemed to
        have a dilutive effect                             (1,584)        (3,590)       (7,816)         (6,725)         (2,319)
                                                       ==========    ===========   ===========   =============    ============
Shares used in computation: (A)
   Weighted average shares outstanding                    918,867      1,203,771     1,728,487       1,598,205       2,698,008
   Common stock equivalent                                    (B)            (B)           (B)             (B)             (B)
                                                       ----------    -----------   -----------   -------------    ------------
                                                          918,867      1,203,771     1,728,487       1,598,205       2,698,008
                                                       ==========    ===========   ===========   =============    ============


Notes:
(A) Shares have been restated for a 1:4 reverse stock split on December 29, 1995.

(B) The weighted average effect of stock options and warrants was anti-dilutive and, therefore, not converted.